June 29, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES ANNOUNCES AGREEMENT
TO REPURCHASE AUCTION RATE SECURITIES

ST. PETERSBURG, Fla. – Raymond James today announced an agreement to repurchase at par auction rate securities (ARS) sold to clients through its domestic broker/dealer subsidiaries prior to February 13, 2008. The agreement – reached with the Securities and Exchange Commission and with state securities regulators led by Florida and Texas – resolves over three years of investigation related to activity in the ARS market. Without admitting or denying the allegations, the firm also agreed to pay a fine totaling $1.75 million to the state regulators, but was not fined by the SEC.

In February 2008, as a result of the credit crisis, many ARS auctions failed, leaving investors unable to sell their ARS positions. Consistent with its commitment to full and clear disclosure for clients, Raymond James disclosed the risk of auction failure in transaction confirmations. However, regulators determined that the nature and risks of ARS were not fully described in some instances.

Raymond James leadership worked diligently to facilitate redemptions by the issuers of ARS. Client holdings at the firm were reduced from approximately $2.1 billion in February 2008 to $280 million this month. The firm further mitigated client liquidity needs by providing no-cost loans.

“I am pleased we are able to resolve this issue and provide liquidity to clients who continue to hold ARS in their portfolios,” said CEO Paul Reilly.

Qualified investors will receive information with terms of and instructions for redemption by mail within 30 days. Clients who believe they may be eligible to participate in the offer should contact their financial advisor or call 800-647-7378. Additional information is also available at raymondjames.com/ars.

As a result of this agreement, a pretax charge estimated to be approximately $50 million will be recorded in our quarter ending June 30, 2011. This charge is primarily a result of our estimate of the current fair value of the securities to be repurchased by Raymond James being less than their par value.  We expect that our ultimate realized loss will be substantially less as issuers refinance or redeem these securities, interest rates rise, and/or collateral values improve.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $282 billion, of which approximately $37 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV.

For more information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.